Exhibit 99.24

Section E “The Québec Government’s debt” from “Budget 2016-2017
– The Québec Economic Plan – March -2016”, March 17, 2016

Section E

THE QUÉBEC GOVERNMENT’S DEBT

1.	Debt			E.3

	1.1	Gross debt		E.4
	1.2	Net debt		E.11
	1.3	Debt representing accumulated deficits		E.12
	1.4	Debt reduction objectives		E.13
	1.5	Public sector debt		E.15
	1.6	Comparison of the debt of governments in Canada		E.16

2.	Financing and debt management			E.19

	2.1	Financing program		E.19
	2.2	Financing strategy		E.21
		2.2.1	Diversification by market	E.21
		2.2.2	Diversification by instrument	E.22
		2.2.3	Diversification by maturity	E.23
	2.3	Pre-financing		E.25
	2.4	Yield		E.26
	2.5	Debt management		E.27
	2.6	Borrowings contracted		E.29

3.	Information on the retirement plans and on funds deposited by the Ministère des Finances with the Caisse de dépôt et placement du Québec			E.33

	3.1	Retirement plans		E.33
		3.1.1	Retirement plans liability	E.35
		3.1.2	Retirement Plans Sinking Fund	E.38
	3.2	Generations Fund		E.43

E.1

	3.3	Returns of the Caisse de dépôt et placement du Québec on funds deposited by the Ministère des Finances		E.44
		3.3.1	Retirement Plans Sinking Fund	E.44
		3.3.2	Generations Fund	E.46
		3.3.3	Accumulated Sick Leave Fund	E.46
	3.4	Interest on the retirement plans liability		E.48

4.	Credit ratings			E.51

	4.1	The Québec government’s credit ratings		E.51
	4.2	Comparison of the credit ratings of the Canadian provinces		E.58

E.2

1.	DEBT

Several concepts of debt are used to measure a government’s indebtedness. The following table presents data on Québec’s debt according to three concepts, i.e. gross debt, net debt and debt representing accumulated deficits.

TABLE E.1

Debt of the Québec government as at March 31
(millions of dollars)

	2015	2016P	2017P	2018P	2019P	2020P	2021P
GROSS DEBT(1)	203 957	207 709	213 017	216 067	218 037	218 404	219 061
% of GDP	55.1	55.0	54.7	53.7	52.4	50.9	49.5
Less: Financial assets, net of other liabilities	−18 377	−20 611	−24 453	−26 982	−29 099	−30 722	−33 204
NET DEBT	185 580	187 098	188 564	189 085	188 938	187 682	185 857
% of GDP	50.1	49.6	48.4	47.0	45.4	43.7	42.0
Less: Non-financial assets	−64 419	−67 368	−70 862	−73 887	−76 622	−78 677	−80 606
DEBT REPRESENTING ACCUMULATED DEFICITS	121 161	119 730	117 702	115 198	112 316	109 005	105 251
% of GDP	32.7	31.7	30.2	28.6	27.0	25.4	23.8

P: Preliminary results for 2016 and forecasts for subsequent years.
(1) The gross debt excludes pre-financing and takes into account the sums accumulated in the Generations Fund.

E.3

1.1	Gross debt

The gross debt represents the amount of debt issued on financial markets and the net liabilities in respect of the retirement plans and future benefits of public and parapublic sector employees, minus the balance of the Generations Fund.

As at March 31, 2016, the gross debt should stand at $207 709 million, i.e. 55.0% of GDP. The gross debt burden is down compared with March 31, 2015.

TABLE E.2

Gross debt as at March 31
(millions of dollars)

	2015	2016P	2017P	2018P	2019P	2020P	2021P
Consolidated direct debt(1)	182 723	189 413	196 864	202 916	208 623	213 457	219 239
Plus: Net retirement plans liability	28 041	26 704	26 658	26 160	25 305	24 149	22 778
Plus: Net employee future benefits liability	131	69	—	—	—	—	—
Less: Generations Fund	−6 938	−8 477	−10 505	−13 009	−15 891	−19 202	−22 956
GROSS DEBT(1)	203 957	207 709	213 017	216 067	218 037	218 404	219 061
% of GDP	55.1	55.0	54.7	53.7	52.4	50.9	49.5

P: Preliminary results for 2016 and forecasts for subsequent years.
(1) The consolidated direct debt and the gross debt exclude pre-financing.

E.4

Retirement plans liability

The net retirement plans liability, which is included in the gross debt, is calculated by subtracting from the retirement plans liability the balance of the Retirement Plans Sinking Fund (RPSF), an asset established to pay the retirement benefits of public and parapublic sector employees.

The retirement plans liability represents the present value of the retirement benefits the government will pay to public and parapublic sector employees, taking into account the conditions of their plans and their years of service. This liability stood at $83 304 million as at March 31, 2015.

The government created the RPSF in 1993. As at March 31, 2015, the RPSF’s book value stood at $55 263 million.

Thus, the net retirement plans liability represented $28 041 million as at March 31, 2015.

Net retirement plans liability as at March 31, 2015
(millions of dollars)
Retirement plans liability
Government and Public Employees Retirement Plan (RREGOP)	51 966
Pension Plan of Management Personnel (PPMP) and Retirement Plan for Senior Officials (RPSO)	12 264
Other plans(1)	19 074
Subtotal	83 304
Less: Retirement Plans Sinking Fund (RPSF)	−55 263
NET RETIREMENT PLANS LIABILITY	28 041

(1) The liability for the other plans takes into account the assets of the other plans, including those of the Pension Plan of the Université du Québec.

E.5

Employee future benefits liability

The government records in the gross debt the value of its commitments regarding future benefits programs for its employees, namely, programs for accumulated sick leave and for pensions paid to the survivors of government employees. These programs give rise to long-term obligations whose costs are covered in full by the government.

As at March 31, 2015, the employee future benefits liability stood at $1 488 million.

As at March 31, 2015, the value of the sums accumulated to pay for employee future benefits programs (Accumulated Sick Leave Fund and Survivor’s Pension Plan Fund) stood at $1 357 million.

Thus, the net employee future benefits liability was $131 million as at March 31, 2015.

Net employee future benefits liability as at March 31, 2015
(millions of dollars)
Employee future benefits liability
Accumulated sick leave	877
Survivor’s pension plan	412
Université du Québec programs	199
Subtotal	1 488
Less:
Accumulated Sick Leave Fund	−918
Survivor’s Pension Plan Fund	−439
Subtotal	−1 357
NET EMPLOYEE FUTURE BENEFITS LIABILITY	131

E.6

Generations Fund

The Generations Fund was created by the Liberal government in June 2006, through the adoption of the Act to reduce the debt and establish the Generations Fund. The sums accumulated in the fund are dedicated solely to repaying the debt.

As at March 31, 2016, the book value of the Generations Fund is expected to be $8 477 million.

The sums accumulated in the Generations Fund are expected to reach $22 956 million as at March 31, 2021.

Generations Fund
(millions of dollars)
	2014-	2015-	2016-	2017-	2018-	2019-	2020-
	2015	2016-	2017-	2018-	2019-	2020-	2021-
Book value, beginning of
year	5 659	6 938	8 477	10 505	13 009	15 891	19 202
Dedicated revenues
Water-power royalties
Hydro-Québec	660	658	652	684	699	723	748
Private producers	101	98	95	96	98	100	103
Subtotal	761	756	747	780	797	823	851
Indexation of the price of heritage electricity	71	98	170	220	300	415	520
Additional contribution from Hydro-Québec	—	—	—	215	215	215	215
Mining revenues	—	80	109	150	241	296	336
Specific tax on alcoholic beverages	100	100	500	500	500	500	500
Unclaimed property	32	50	30	15	15	15	15
Investment income	315	347	472	624	814	1 047	1 317
Total dedicated revenues	1 279	1 431	2 028	2 504	2 882	3 311	3 754
Deposit from the accumulated surplus of the Commission des normes du travail	—	108	—	—	—	—	—
Total deposits	1 279	1 539	2 028	2 504	2 882	3 311	3 754
BOOK VALUE, END OF YEAR	6 938	8 477	10 505	13 009	15 891	19 202	22 956

E.7

[ ]	Factors responsible for the growth in the gross debt

In 2016-2017, the gross debt is expected to increase by $5.3 billion, mainly because of capital investments ($3.5 billion) and investments, loans and advances ($3.3 billion).

Deposits in the Generations Fund will help to reduce the gross debt by $2.0 billion.

CHART E.1

Factors responsible for the growth in the gross debt in 2016-2017
(millions of dollars)

(1)	The government’s investments, loans and advances in 2016-2017 include the investment in the C Series program (US$1 billion, or approximately CAN$1.3 billion).
(2)	Other factors include in particular the change in other accounts, such as accounts receivable and accounts payable.

Investments, loans and advances ($3 281 million) include the investment of US$1 billion (approximately CAN$1.3 billion) that the government will make in Bombardier’s C Series program in 2016-2017. Under an agreement entered into with Bombardier last October, Québec will hold an equity participation of 49.5% in a limited partnership created specifically for the C Series program. Bombardier’s interest will be 50.5%.

This investment will entail additional financial requirements for the government in 2016-2017 and thus an increase in the gross debt. On the other hand, the government will hold a financial asset worth the equivalent of its investment.

The government’s investment in Bombardier’s C Series program does not have any effect, however, on the net debt or the debt representing accumulated deficits, because the government owns a financial asset in exchange for its participation.

The table on the next page shows the factors responsible for the growth in the government’s gross debt since March 31, 2000.

E.8

TABLE E.3

Factors responsible for the growth in the Québec government’s gross debt
(millions of dollars)

	Debt,	Budgetary		Investments,				Deposits in the
	beginning	(surplus)	Closure of	loans and	Net investment in	Net capital	Other	Generations	Total	Debt, end	As a %
	of year	deficit	Gentilly-2	advances	the networks(1)	investments(2)	factors(3)	Fund(4)	change	of year	of GDP
With networks consolidated at modified equity value
2000-2001	116 761	−427		1 701	841	578	1 108		3 801	120 562	52.4
2001-2002	120 562	−22		1 248	934	1 199	−9		3 350	123 912	51.9
2002-2003	123 912	728		1 921	631	1 706	237		5 223	129 135	51.7
2003-2004	129 135	358		1 367	560	1 186	625		4 096	133 231	51.4
2004-2005	133 231	664		1 303	1 486	1 006	−796		3 663	136 894	50.4
2005-2006	136 894	−37		1 488	1 013	1 179	−809		2 834	139 728	49.9
2006-2007	139 728	−109		2 213	1 002	1 177	1 078	−584	4 777	144 505	49.7
2007-2008	144 505	—		2 658	487	1 457	767	−649	4 720	149 225	48.8
2008-2009	149 225	—		966	622	2 448	−28	−719	3 289	152 514	48.5
With networks consolidated line by line(5)
2009-2010	157 630	3 174		1 746		4 226	−2 733	−725	5 688	163 318	51.9
2010-2011	163 318	3 150		2 507		4 923	298	−760	10 118	173 436	52.9
2011-2012	173 436	2 628		1 861		5 071	1 228	−840	9 948	183 384	53.2
2012-2013	183 384	1 600	1 876	659		4 863	445	−961	8 482	191 866	54.2
2013-2014	191 866	2 824		1 349		3 977	−788	−1 421	5 941	197 807	54.8
2014-2015	197 807	1 143		2 146		2 980	1 160	−1 279	6 150	203 957	55.1
2015-2016	203 957	—		1 539		2 949	803	−1 539	3 752	207 709	55.0
2016-2017	207 709	—		3 281		3 494	561	−2 028	5 308	213 017	54.7
2017-2018	213 017	—		1 532		3 025	997	−2 504	3 050	216 067	53.7
2018-2019	216 067	—		1 861		2 735	256	−2 882	1 970	218 037	52.4
2019-2020	218 037	—		1 636		2 055	−13	−3 311	367	218 404	50.9
2020-2021	218 404	—		1 927		1 929	555	−3 754	657	219 061	49.5

(1)

The net investment in the networks includes mainly loans by Financement-Québec to the health and social services and education networks. Since 2009-2010, these items have been part of net capital investments.

(2)	Investments made under private-public partnership agreements are included in net capital investments.
(3)	Other factors include in particular the change in other accounts, such as accounts receivable and accounts payable.
(4)	In 2015-2016, deposits in the Generations Fund include $1 431 million in dedicated revenues and $108 million from the accumulated surplus of the Commission des normes du travail.
(5)

The line-by-line consolidation of the health and social services and education networks raised the gross debt by $5 116 million as at March 31, 2009. This amount represents the debt contracted by the networks in their own name. The data prior to 2009-2010 could not be restated and are thus not comparable.

E.9

[ ]	Gross debt burden

Between 1998 and 2009, the government’s gross-debt-to-GDP ratio fell significantly. While the gross debt was equivalent to 57.8% of GDP as at March 31, 1998, this ratio stood at 51.7% as at March 31, 2003 and 48.5% as at March 31, 2009. The line-by-line consolidation of the health and social services and education networks with those of the government raised the gross-debt-to-GDP ratio to 50.1% as at March 31, 2009.

The increase in the ratio as of 2009 is due to the growth in capital investments and the 2008-2009 recession. A decline in the gross-debt-to-GDP ratio is expected as at March 31, 2016.

The following chart illustrates the importance of the Generations Fund. Without the deposits made in the Generations Fund, the ratio of gross debt to GDP would be much higher. As at March 31, 2021, the gross debt burden should stand at 49.5%. Without the Generations Fund, the forecast would be 55.0%, or 5.5 percentage points of GDP higher.

CHART E.2

Gross debt as at March 31(1),(2)
(percentage of GDP)

P:	Preliminary results for 2016 and forecasts for subsequent years.
(1)	The gross debt excludes pre-financing and takes into account the sums accumulated in the Generations Fund.
(2)	The gross debt takes into account the debt that the health and social services and education networks have issued in their own name. The data as of 2009 are not comparable with those for prior years, which do not include this debt.

E.10

1.2	Net debt

The net debt is equal to the Québec government’s liabilities less its financial assets. It represents the debt that has funded capital investments and current expenditures. The net debt is obtained by subtracting from the gross debt the government’s financial assets, net of other liabilities.

As at March 31, 2016, the net debt should stand at $187 098 million, or 49.6% of GDP. As a proportion of GDP, the net debt began to decrease in 2013-2014 and will continue to fall over the coming years, to 42.0% as at March 31, 2021.

TABLE E.4

Factors responsible for the growth in the net debt
(millions of dollars)

	Debt,	Budgetary								As a
	beginning	(surplus)	Closure of	Net capital			Generations	Total	Debt, end	% of
	of year	deficit	Gentilly-2	investments	Other		Fund	change	of year	GDP
2012-2013	167 700	1 600	1 876	4 863	4 959	(1)	−961	12 337	180 037	50.9
2013-2014	180 037	2 824		3 977	−2 465	(2)	−1 121	3 215	183 252	50.7
2014-2015	183 252	1 143		2 980	−516	(2)	−1 279	2 328	185 580	50.1
2015-2016P	185 580	—		2 949	—		−1 431	1 518	187 098	49.6
2016-2017P	187 098	—		3 494	—		−2 028	1 466	188 564	48.4
2017-2018P	188 564	—		3 025	—		−2 504	521	189 085	47.0
2018-2019P	189 085	—		2 735	—		−2 882	−147	188 938	45.4
2019-2020P	188 938	—		2 055	—		−3 311	−1 256	187 682	43.7
2020-2021P	187 682	—		1 929	—		−3 754	−1 825	185 857	42.0

P:	Preliminary results for 2015-2016 and forecasts for subsequent years.
(1)

The amount of $4 959 million in 2012-2013 is explained mainly by changes made to Hydro-Québec’s accounting policies. These changes led to a decrease in the value of the government’s investment in Hydro-Québec and thus an increase in the net debt.

(2)

The amounts of $2 465 million in 2013-2014 and $516 million in 2014-2015 are explained mainly by the other comprehensive income items of government enterprises that led to a decrease in the net debt for the years concerned.

E.11

1.3	Debt representing accumulated deficits

The debt representing accumulated deficits corresponds to the difference between the Québec government’s liabilities and its financial and non-financial assets as a whole. This debt is calculated by subtracting financial assets, net of other liabilities, as well as non-financial assets from the gross debt.

As at March 31, 2016, the debt representing accumulated deficits should stand at $119 730 million, or 31.7% of GDP. As a proportion of GDP, the debt representing accumulated deficits began to decrease in 2013-2014 and will continue to fall over the coming years, to 23.8% as at March 31, 2021.

The following table shows the factors responsible for the growth in the debt representing accumulated deficits since March 31, 2009.

TABLE E.5

Factors responsible for the growth in the debt representing accumulated deficits
(millions of dollars)

	Debt,	Budgetary							As a
	beginning	(surplus)	Closure of	Accounting		Generations	Total	Debt, end	% of
	of year	deficit	Gentilly-2	adjustments		Fund	change	of year	GDP
2009-2010	103 433	3 174		3 243		−725	5 692	109 125	34.7
2010-2011	109 125	3 150		431		−760	2 821	111 946	34.1
2011-2012	111 946	2 628		1 486		−840	3 274	115 220	33.4
2012-2013	115 220	1 600	1 876	4 880	(1)	−961	7 395	122 615	34.6
2013-2014	122 615	2 824		−2 471	(2)	−1 121	−768	121 847	33.7
2014-2015	121 847	1 143		−550	(2)	−1 279	−686	121 161	32.7
2015-2016P	121 161	—		—		−1 431	−1 431	119 730	31.7
2016-2017P	119 730	—		—		−2 028	−2 028	117 702	30.2
2017-2018P	117 702	—		—		−2 504	−2 504	115 198	28.6
2018-2019P	115 198	—		—		−2 882	−2 882	112 316	27.0
2019-2020P	112 316	—		—		−3 311	−3 311	109 005	25.4
2020-2021P	109 005	—		—		−3 754	−3 754	105 251	23.8

P:	Preliminary results for 2015-2016 and forecasts for subsequent years.
(1)

The amount of $4 880 million in 2012-2013 is explained mainly by changes made to Hydro-Québec’s accounting policies. These changes led to a decrease in the value of the government’s investment in Hydro-Québec and thus an increase in the debt representing accumulated deficits.

(2)

The amounts of $2 471 million in 2013-2014 and $550 million in 2014-2015 are explained mainly by the other comprehensive income items of government enterprises that led to a decrease in the debt representing accumulated deficits for the years concerned.

E.12

1.4	Debt reduction objectives

The Québec government has set debt reduction objectives that have been included in the Act to reduce the debt and establish the Generations Fund. For fiscal 2025-2026:

—	the gross debt must not exceed 45% of GDP;

—	the debt representing accumulated deficits must not exceed 17% of GDP.

CHART E.3	CHART E.4

Gross debt as at March 31	Debt representing accumulated
deficits as at March 31
(percentage of GDP)	(percentage of GDP)

P: Preliminary results for 2016, forecasts for 2017 to 2021 and projections for subsequent years.	P: Preliminary results for 2016, forecasts for 2017 to 2021 and projections for subsequent years.
Note: The gross debt excludes pre-financing and takes into account the sums accumulated in the Generations Fund.

To achieve these debt reduction objectives, the government established the Generations Fund in 2006. In addition to the water-power royalties paid by Hydro-Québec and private producers of hydro-electricity,1 the following revenue sources are dedicated to the Generations Fund:

—	revenue generated by the indexation of the price of heritage electricity;

—	all mining revenues;

—	an amount of $215 million per year from Hydro-Québec, as of 2017-2018;

—	an amount of $100 million per year, in 2014-2015 and 2015-2016, derived from the specific tax on alcoholic beverages. This amount will increase to $500 million per year as of 2016-2017.

____________________

[1]

The Act to reduce the debt and establish the Generations Fund also provides for the deposit in the Generations Fund of unclaimed property administered by Revenu Québec and income generated by the investment of the sums making up the fund.

E.13

In addition, the government has decided to deposit in the Generations Fund the accumulated surplus of the Commission des normes du travail, which should amount to $108 million. The deposit will be made in 2015-2016.

The Generations Fund is expected to amount to $22 956 million as at March 31, 2021.

TABLEAU E.6

Generations Fund
(millions of dollars)

	2014-	2015-	2016-	2017-	2018	2019-	2020-
	2015	2016	2017	2018	2019	2020	2021
Book value, beginning of year	5 659	6 938	8 477	10 505	13 009	15 891	19 202
Dedicated revenues
Water-power royalties
Hydro-Québec	660	658	652	684	699	723	748
Private producers	101	98	95	96	98	100	103
Subtotal	761	756	747	780	797	823	851
Indexation of the price of heritage electricity	71	98	170	220	300	415	520
Additional contribution from Hydro-Québec	—	—	—	215	215	215	215
Mining revenues	—	80	109	150	241	296	336
Specific tax on alcoholic beverages	100	100	500	500	500	500	500
Unclaimed property	32	50	30	15	15	15	15
Investment income	315	347	472	624	814	1 047	1 317
Total dedicated revenues	1 279	1 431	2 028	2 504	2 882	3 311	3 754
Deposit from the accumulated
surplus of the Commission des
normes du travail	—	108	—	—	—	—	—
Total deposits	1 279	1 539	2 028	2 504	2 882	3 311	3 754
BOOK VALUE, END OF YEAR	6 938	8 477	10 505	13 009	15 891	19 202	22 956

E.14

1.5	Public sector debt

The public sector debt includes the government’s gross debt as well as the debt of Hydro-Québec, the municipalities, universities other than the Université du Québec and its constituents, and other government enterprises. This debt has served, in particular, to fund public infrastructure, such as roads, schools, hospitals, hydroelectric dams and water treatment plants.

As at March 31, 2016, Québec’s public sector debt is expected to stand at $276 231 million, or 73.2% of GDP. These figures must be seen in perspective for they do not take into account the economic value of certain assets held by the government, such as Hydro-Québec, the Société des alcools du Québec and Loto-Québec.

TABLE E.7

Public sector debt as at March 31
(millions of dollars)

	2012	2013	2014	2015	2016P
Government’s gross debt(1)	183 384	191 866	197 807	203 957	207 709
Hydro-Québec	38 514	39 631	40 361	41 662	42 899
Municipalities(2)	20 719	21 820	22 622	23 305	23 641
Universities other than the Université du Québec and its constituents(3)	1 797	1 739	1 610	1 624	1 624
Other government enterprises(4)	1 363	1 479	433	383	358
PUBLIC SECTOR DEBT	245 777	256 535	262 833	270 931	276 231
% of GDP	71.3	72.5	72.8	73.2	73.2

P:	Preliminary results.
(1)	The gross debt excludes pre-financing and takes into account the sums accumulated in the Generations Fund.
(2)	These amounts correspond to the long-term debt contracted by municipalities in their own name. Part of this debt is subsidized by the government ($4 702 million as at March 31, 2016).
(3)	These amounts correspond to the debt contracted by universities other than the Université du Québec and its constituents in their own name. Part of this debt is subsidized by the government ($628 million as at March 31, 2016).
(4)	These amounts correspond to the debt of the Financing Fund to finance government enterprises and entities not included in the reporting entity.

E.15

1.6	Comparison of the debt of governments in Canada

Whether on the basis of gross debt or debt representing accumulated deficits, as a percentage of GDP, Québec is the most heavily indebted province.

As at March 31, 2015, the ratio of Québec’s gross debt to GDP was 55.1%, compared with 46.0% in Ontario, the second most indebted province, and 40.9% in Nova Scotia, which ranked third.

CHART E.5

Gross debt and debt representing accumulated deficits as at March 31, 2015
(percentage of GDP)

(1) A negative entry means that the government has an accumulated surplus.
Sources: Governments’ public accounts, Statistics Canada and Ministère des Finances du Québec.

The table on the following page shows the debt of the federal government and each of the provinces as at March 31, 2015. The boxes indicate the debt concept used by each government in its budget documents to measure its debt level. Some governments use more than one concept.

Contrary to the net debt and the debt representing accumulated deficits, the gross debt cannot be observed directly in the public accounts of the other provinces. However, the public accounts show the components of gross debt, i.e. the consolidated direct debt, the net retirement plans liability and the net employee future benefits liability. Therefore, it is possible to calculate the level of the gross debt according to the same concept used by Québec.

E.16

TABLE E.8

Debt of governments in Canada as at March 31, 2015 according to various concepts
(millions of dollars)

	QC	ON	FED	NS	MB	NB	NL	BC	PE	SK	AB
Consolidated direct debt	182 723	328 744	671 182	13 434	21 895	11 357	5 527	62 181	1 849	4 839	14 982
Net retirement plans liability	28 041	−7 679	152 664	609	2 245	380	4 378	261	−385	7 077	11 196
Net employee future benefits liability	131	10 830	76 140	1 955	478	363	2 609	1 921	58	—	—
Generations Fund	−6 938	—	—	—	—	—	—	—	—	—	—
Gross debt	203 957	331 895	899 986	15 998	24 618	12 100	12 514	64 363	1 522	11 916	26 178
% of GDP	55.1	46.0	45.6	40.9	38.4	37.7	37.3	27.1	25.4	14.4	7.0
Less: Financial assets, net of other liabilities	−18 377	−47 409	−213 027	−967	−5 655	322	−2 186	−25 461	612	−6 364	−36 676
Net debt(1)	185 580	284 486	686 959	15 031	18 963	12 422	10 328	38 902	2 134	5 552	−10 498
% of GDP	50.1	39.4	34.8	38.5	29.6	38.8	30.8	16.4	35.5	6.7	−2.8
Less: Non-financial assets	−64 419	−97 065	−74 629	−5 758	−11 578	−8 461	−4 350	−42 154	−1 003	−8 626	−44 753
Debt representing accumulated deficits(1)	121 161	187 421	612 330	9 273	7 385	3 961	5 978	−3 252	1 131	−3 074	−55 251
% of GDP	32.7	26.0	31.0	23.7	11.5	12.4	17.8	−1.4	18.8	−3.7	−14.7

Note: The figures in boxes indicate the debt concept(s) used in the governments’ budget documents.
(1) A negative entry indicates that the government has net assets or an accumulated surplus.
Sources: Governments’ public accounts, Statistics Canada and Ministère des Finances du Québec.

E.17

2.	FINANCING AND DEBT MANAGEMENT

2.1	Financing program

The government’s financing program for 2015-2016 amounted to $15 532 million, i.e. $7 317 million more than forecast in March 2015. This upward revision is primarily attributable to pre-financing.

TABLE E.9

The government’s financing program in 2015-2016P
(millions of dollars)

			Revised
	March 2015	Revisions	program
GENERAL FUND
Net financial requirements(1)	1 891	−901	990
Repayments of borrowings	7 370	205	7 575
Change in cash position(2)	−8 952	−692	−9 644
Deposits in the Retirement Plans Sinking Fund(3) and
other funds related to the retirement plans	—	1 678	1 678
Transactions under the credit policy(4)	—	−1 720	−1 720
Additional contributions to the Sinking Fund for
borrowings	—	2 846	2 846
Pre-financing	—	7 584	7 584
GENERAL FUND	309	9 000	9 309
FINANCING FUND	7 406	−1 183	6 223
Subtotal – General fund and Financing Fund	7 715	7 817	15 532
FINANCEMENT-QUÉBEC	500	−500	—
TOTAL	8 215(5)	7 317	15 532
Including: repayments of borrowings	10 525	321	10 846

P: Preliminary results based on borrowings contracted or negotiated as at March 7, 2016.
Note: A negative entry indicates a source of financing and a positive entry, a financial requirement.

(1)

These amounts exclude the net financial requirements of consolidated entities funded through the Financing Fund. They are adjusted to take into account the non-receipt of revenues of the RPSF and of funds dedicated to employee future benefits.

(2)	Corresponds to pre-financing carried out the previous year.
(3)	Deposits in the RPSF are optional. They are recorded in the financing program only once they are made.
(4)

Under the credit policy, which is designed to limit financial risk with respect to counterparties, the government disburses or receives amounts because of movements in exchange rates. These amounts have no effect on the debt.

(5)

This amount is $4 billion less than the financing program of $12.2 billion presented in the March 2015 budget documents. A pre-financing forecast of $4 billion was then included in the financing program. Given that pre-financing is optional, it was decided to not include forecasts in that regard for 2015-2016 as well as subsequent years. Only pre-financing that has already been carried out is shown in this table.

E.19

The financing program is expected to reach $13 978 million in 2016-2017, $16 010 million in 2017-2018 and $17 808 million in 2018-2019.

TABLE E.10

The government’s financing program, 2016-2017 to 2018-2019
(millions of dollars)

	2016-2017F	2017-2018F	2018-2019F
GENERAL FUND
Net financial requirements(1)	2 740	1 707	1 039
Repayments of borrowings	9 322	5 303	7 769
Change in cash position(2)	−7 584	—	—
GENERAL FUND	4 478	7 010	8 808
FINANCING FUND	9 000	8 000	8 000
Subtotal – General fund and Financing Fund	13 478	15 010	16 808
FINANCEMENT-QUÉBEC	500	1 000	1 000
TOTAL	13 978	16 010	17 808
Including: repayments of borrowings	13 835	10 556	15 810

F: Forecasts.
Note: A negative entry indicates a source of financing and a positive entry, a financial requirement.

(1)

These amounts exclude the net financial requirements of consolidated entities funded through the Financing Fund. They are adjusted to take into account the non-receipt of revenues of the RPSF and of funds dedicated to employee future benefits.

(2)	Corresponds to pre-financing carried out the previous year.

E.20

2.2	Financing strategy

The government aims to borrow at the lowest possible cost. To that end, it applies a strategy for diversifying sources of funding by market, financial instrument and maturity.

2.2.1	Diversification by market

Financing transactions are carried out regularly on most markets, i.e. in Canada, the United States, Europe, Australia and Asia.

Over the past ten years, 15.3% of borrowings have been contracted in foreign currencies. Nonetheless, the government keeps no exposure of its debt to these currencies (see section 2.5).

More precisely, in 2015-2016, the government carried out 21.9% of its borrowings on foreign markets, i.e.:

—	€1 100 million (CAN$1 605 million);
—	US$1 200 million (CAN$1 596 million);
—	AU$205 million (CAN$207 million).

CHART E.6

Long-term borrowings by currency(1)
(per cent)

P:	Preliminary results based on borrowings contracted or negotiated as at March 7, 2016.
(1)	Borrowings of the general fund, the Financing Fund and Financement-Québec.

E.21

2.2.2	Diversification by instrument

To satisfy investors’ needs, an extensive array of financial products is used in the course of financing transactions.

Long-term instruments consist primarily of bond issues and variable interest rate notes.

In 2015-2016, bond issues represented 77.3% of the instruments used.

CHART E.7

Long-term borrowings contracted in 2015-2016P by instrument
(per cent)

P:	Preliminary results based on borrowings contracted or negotiated as at March 7, 2016.
(1)	Business Assistance – Immigrant Investor Program.

E.22

2.2.3	Diversification by maturity

Maturities of new borrowings are distributed over time to obtain a stable refinancing profile and ensure the government’s regular presence on capital markets.

In the case of borrowings contracted in 2015-2016, 28.5% had a maturity of less than 10 years, 44.4% a maturity of 10 years and 27.1% a maturity of 30 years or more.

CHART E.8

Long-term borrowings contracted in 2015-2016P by maturity
(per cent)

P:	Preliminary results based on borrowings contracted or negotiated as at March 7, 2016.

E.23

This diversification by maturity is reflected on the maturity of the debt shown in the following chart. As at March 31, 2016, the average maturity of the debt is expected to be 12 years.

CHART E.9

Maturity of the long-term debt as at March 31, 2016P
(millions of dollars)

P: Preliminary results.
Note:	Direct debt of the general fund, debt issued to make advances to the Financing Fund and debt of
Financement-Québec.

E.24

2.3	Pre-financing

The government carries out pre-financing to take advantage of favourable market conditions. These are borrowings that would normally be contracted during the subsequent fiscal year.

In 2015-2016, the government carried out pre-financing totalling $7 584 million. The average for the past ten years is $5.6 billion per year.

CHART E.10

Pre-financing
(millions of dollars)

P: Preliminary results.

E.25

2.4	Yield

The yield on the Québec government’s long-term securities is currently about 2.4%, while that on short-term securities is roughly 0.6%.

CHART E.11

Yield on the Québec government’s securities
(per cent)

Sources: PC-Bond and Ministère des Finances du Québec.

In addition, the substantial increase in the spread between the yield on Québec and federal government securities, observed starting in the summer of 2008 during the financial crisis, has narrowed considerably since then. However, the level of the spread has not returned to the levels observed prior to 2008. The same situation has also been observed in the case of the other provinces.

CHART E.12

Yield spread on long-term (10-year) securities
(percentage points)

Source: PC-Bond.

E.26

2.5	Debt management

The government’s debt management strategy aims to minimize the cost of the debt while limiting the risks related to fluctuations in foreign exchange and interest rates.

The government uses a range of financial instruments, particularly interest rate and currency swap agreements, to achieve desired debt proportions by currency and interest rate.

[ ]	Proportion of the gross debt in foreign currency

As at March 31, 2016, the proportion of the government’s gross debt in foreign currency, after taking into account interest rate and currency swap agreements, is expected to be nil.2 This proportion has been nil since 2013.

CHART E.13

Proportion of the gross debt in foreign currency as at March 31
(per cent)

P: Preliminary results.
Note: Gross debt including pre-financing.

____________________

[2]

As at March 31, 2016, before taking into account interest rate and currency swap agreements, the proportion of the gross debt is expected to be 83.1% in Canadian dollars, 8.6% in U.S. dollars, 5.8% in euros, 1.2% in Swiss francs and 1.3% in other foreign currencies (yen, Australian dollars, and pounds sterling).

E.27

[ ]	Proportion of the gross debt at variable interest rates

The government keeps part of its debt at variable interest rates and part at fixed interest rates.

After taking into account interest rate and currency swap agreements, the proportion of the gross debt at variable interest rates is expected to be 12.0% as at March 31, 2016.

CHART E.14

Proportion of the gross debt at variable interest rates as at March 31(1)
(per cent)

P:	Preliminary results.
Note: Gross debt including pre-financing.
(1)	The debt at variable interest rates includes variable interest rate financial instruments as well as fixed interest rate financial instruments that mature in one year or less.

E.28

2.6	Borrowings contracted

TABLE E.11

Québec government
Summary of long-term borrowings(1) in 2015-2016P

Currency	$ millions	%
CANADIAN DOLLAR
Bond issues	10 194	65.6
Variable interest rate notes	1 000	6.5
Savings products	150	1.0
Business Assistance – Immigrant Investor Program	780	5.0
Subtotal	12 124	78.1
OTHER CURRENCIES
Euro	1 605	10.3
U.S. dollar	1 596	10.3
Australian dollar	207	1.3
Subtotal	3 408	21.9
TOTAL	15 532	100.0

P: Preliminary results based on borrowings contracted or negotiated as at March 7, 2016.
(1)	The amounts include the borrowings of the general fund, the Financing Fund and Financement-Québec.

E.29

TABLE E.12

Québec government
Borrowings contracted in 2015-2016 – General fund(1)

Amount
received in	Face value
Canadian	in foreign	Interest		Date	Date of	Price to	Yield to
dollars(2)	currency	rate	(3)	of issue	maturity	investor	investor	(4)
(millions)		(%)				($)	(%)
561	—	3.50		April 15	2045-12-01	112.274	2.893
104	AU$100	4.20		May 1	2025-03-10	108.461	3.193
506	—	2.75		May 15	2025-09-01	101.146	2.622
510	—	2.75		May 19	2025-09-01	101.916	2.537
536	—	3.50		June 2	2045-12-01	107.277	3.128
506	—	2.75		June 12	2025-09-01	101.211	2.614
512	—	2.75		July 17	2025-09-01	102.466	2.473
539	—	3.50		July 31	2045-12-01	107.682	3.107
521	—	2.75		August 11	2025-09-01	104.202	2.280
929	US$700	Variable	(5)	September 4	2018-09-04	100.000	Variable	(6)
522	—	3.50		September 9	2045-12-01	104.411	3.269
267(7)	US$200	Variable	(5)	September 24	2018-09-04	100.006	Variable	(6)
516	—	3.50		September 28	2048-12-01	103.130	3.343
67(7)	US$50	Variable	(5)	September 30	2018-09-04	100.012	Variable	(6)
67(7)	US$50	Variable	(5)	September 30	2018-09-04	100.011	Variable	(6)
507	—	3.50		October 13	2048-12-01	101.436	3.427
571	—	4.50		October 22	2020-12-01	114.293	1.577
1 080	€750	1.125	(8)	October 28	2025-10-28	99.018	1.230	(9)
329	—	3.50		November 4	2022-12-01	109.723	2.018
199(7)	US$150	Variable	(5)	November 9	2018-09-04	100.010	Variable	(6)
48	AU$50	3.70		November 20	2026-05-20	99.957	3.705
501	—	3.50		November 20	2048-12-01	100.214	3.489
504	—	2.75		November 23	2025-09-01	100.751	2.662
505	—	2.75		November 24	2025-09-01	101.026	2.630
525	€350	1.125	(8)	December 14	2025-10-28	99.093	1.223	(9)
25	AU$25	3.70		January 25	2026-05-20	101.283	3.550
520	—	2.75		February 8	2025-09-01	103.911	2.292
501	—	2.50		February 22	2026-09-01	100.202	2.478
502	—	2.50		February 26	2026-09-01	100.498	2.446

E.30

TABLE E.12 (cont.)

Québec government
Borrowings contracted in 2015-2016 – General fund(1)

Amount
received in	Face value
Canadian	in foreign	Interest		Date	Date of	Price to	Yield
dollars(2)	currency	rate	(3)	of issue	maturity	investor	to investor	(4)
(millions)		(%)				($)	(%)
67(7)	US$50	Variable	(5)	March 4	2018-09-04	99.796	Variable	(6)
525	—	3.50		March 8	2048-12-01	105.073	3.247
30	AU$30	3.70		March 9	2026-05-20	101.356	3.540
1 000	—	Variable	(5)	March 10	2020-06-10	100.000	Variable	(6)
150(10)	—	Various		Various	Various	Various	Various
780(11)	—	Zero coupon		Various	Various	Various	Various
15 532

Note: Borrowings contracted or negotiated as at March 7, 2016.
(1)	Includes borrowings contracted by the general fund to make advances to the Financing Fund.
(2)	Borrowings in foreign currency given in Canadian equivalent of their value on the date of borrowing.
(3)	Interest payable semi-annually except if another frequency is indicated in a note.
(4)	Yield to investor is determined on the basis of interest payable semi-annually except if another frequency is indicated in a note.
(5)	Interest payable quarterly.
(6)	Yield to investor is determined on the basis of interest payable quarterly.
(7)	Private borrowings.
(8)	Interest payable annually.
(9)	Yield to investor is determined on the basis of interest payable annually.
(10)	Savings products issued by Épargne Placements Québec.
(11)	Business Assistance – Immigrant Investor Program.

E.31

TABLE E.13

Borrowings contracted in 2015 by Hydro-Québec

Amount
received in	Face value
Canadian	in foreign	Interest		Date	Date of	Price to	Yield to
dollars (1)	currency	rate	(2)	of issue	maturity	investor	investor(3)
(millions)		(%)				($)	(%)
13	—	4.205		March 4	2017-03-02	106.785	0.770
6	—	Zero coupon		April 24	2017-04-15	97.939	1.058
19

Note: Borrowings contracted from January 1 to December 31, 2015.
(1)	Borrowings in foreign currency given in Canadian equivalent of their value on the date of borrowing.
(2)	Interest payable semi-annually except if another frequency is indicated in a note.
(3)	Yield to investor is determined on the basis of interest payable semi-annually except if another frequency is indicated in a note.

E.32

3.	INFORMATION ON THE RETIREMENT PLANS AND ON FUNDS DEPOSITED BY THE MINISTÈRE DES FINANCES WITH THE CAISSE DE DÉPÔT ET PLACEMENT DU QUÉBEC

3.1	Retirement plans

The Québec government participates financially in the retirement plans of its employees. These plans had 591 747 active participants and 352 273 beneficiaries as at December 31, 2014.

TABLE E.14

Retirement plans of public and parapublic sector employees as at
December 31, 2014

		Active
		participants	Beneficiaries
Government and Public Employees Retirement Plan (RREGOP)		543 434	248 740

Pension Plan of Management Personnel (PPMP) and Retirement Plan for Senior Officials (RPSO)		29 154	28 858

Other plans:
–	Teachers Pension Plan (TPP)(1) and Pension Plan of Certain Teachers (PPCT)(1)	54	43 571
–	Civil Service Superannuation Plan (CSSP)(1)	15	19 196
–	Superannuation Plan for the Members of the Sûreté du Québec (SPMSQ)	5 725	5 107
–	Pension Plan of Peace Officers in Correctional Services (PPPOCS)	3 827	1 821
–	Pension Plan of the Judges of the Court of Québec and of Certain Municipal Courts (PPJCQM)	290	365
–	Pension Plan for Federal Employees Transferred to Employment with the Gouvernement du Québec (PPFEQ)(2)	165	170
–	Pension Plan of the Members of the National Assembly (PPMNA)	121	420
–	Pension Plan of the Université du Québec (PPUQ)	8 962	4 025
Total for other plans		19 159	74 675
TOTAL		591 747	352 273

(1)	These plans have not accepted any new participants since July 1, 1973.
(2)	This plan has not accepted any new participants since it came into effect on January 1, 1992.
Source: Public Accounts 2014-2015.

E.33

[ ]	Summary description of the retirement plans

The retirement plans of public and parapublic sector employees are defined benefit retirement plans. Benefits are calculated on the basis of participants’ average income for the best paid years (generally five) and their number of years of service. The pension usually represents 2% of an employee’s average income per year of service. Benefits are partially indexed to inflation.

RREGOP and the PPMP, which account for nearly 97% of active participants, are cost-sharing plans: the government is responsible for paying 50% of the benefits, and the participants are responsible for paying the other 50%.3

Most of the other retirement plans are cost-balance plans. The government covers the cost of these plans, net of contributions paid by participants.

Retraite Québec is responsible for administering the retirement plans.4

TABLE E.15

Change in the employee contribution rate of certain retirement plans
(per cent)

	RREGOP(1)	PPMP(2)	SPMSQ(3)	PPPOCS(4)
2004	5.35	4.50	8 / 6.2 / 8	4.00
2005 to 2007	7.06	7.78	8 / 6.2 / 8	4.00
2008 to 2010	8.19	10.54	8 / 6.2 / 8	4.00
2011	8.69	11.54	8 / 6.2 / 8	4.00
2012	8.94	12.30	8 / 6.2 / 8	4.00
2013	9.18	12.30	8 / 6.2 / 8	6.50
2014	9.84	14.38	8 / 6.2 / 8	8.30
2015	10.50	14.38	8 / 6.2 / 8	9.30
2016	11.12	14.38	8 / 6.2 / 8	9.63

(1)

For 2004 to 2012, rate applicable to the excess of 35% of maximum pensionable earnings (MPE), which is determined by the Régie des rentes du Québec (RRQ). Between 2012 and 2015, the contribution formula changed, gradually reducing the exemption of 35% to 25% of the MPE. For 2016, the rate applies to the excess of 25% of the MPE. In 2016, the MPE is $54 900.

(2)	Rate applicable to the excess of 35% of the MPE.
(3)	Rate applicable up to the annual basic exemption of the RRQ ($3 500) / rate applicable to the excess up to the amount of the MPE / rate applicable to the excess of the MPE.
(4)	Rate applicable to the excess of 25% of the employee’s salary or of 25% of the MPE if it is lower.

_________________

[3]	This cost-sharing formula has been in effect since July 1, 1982. Previously, the government was responsible for payment of 7/12 of the benefits (58.3%).
[4]	Except for the Pension Plan of the Université du Québec (PPUQ).

E.34

[ ]	Changes to the plans

In 2010, the government modified RREGOP and the PPMP to enable participants to accumulate up to 38 years of service. This change, which was agreed upon during the renewal of the collective agreements with government employees, was aimed at ensuring that employees nearing the end of their career stay longer in the labour market, thus facilitating the transfer of expertise.

The PPMP was also modified with the adoption of Bill 58 by the National Assembly in 2012. The changes included in the Bill were the product of consultations with participant representatives and included several amendments fostering the financial health of the PPMP. In particular, the pension eligibility criteria were tightened. Accordingly, since January 1, 2013, new participants must complete an additional five-year period of membership in the plan for their retirement benefit to be calculated in accordance with the provisions of the PPMP. In addition, the reduction of the benefit for early retirement was increased.

3.1.1	Retirement plans liability

In its financial statements, the government discloses the present value of the retirement benefits it will pay to its employees, taking into account the conditions governing their plans as well as their years of service. This value is called the retirement plans liability. It does not take into account the sums accumulated to pay retirement benefits, particularly the Retirement Plans Sinking Fund (RPSF), which will be discussed later on.

The actuarial valuations of the liability of the various retirement plans are carried out by Retraite Québec,5 following the rules of the Canadian Institute of Actuaries (CIA) and the Chartered Professional Accountants of Canada (CPA Canada) for the public sector.

As at March 31, 2015, the liability for the retirement plans of public and parapublic sector employees stood at $83 304 million (net of the plans’ assets). This amount is recognized in the government’s gross debt.

____________________

[5]	Except in the case of the PPUQ, whose liability valuation is performed by a private-sector actuarial firm.

E.35

TABLE E.16

Retirement plans liability as at March 31, 2015
(millions of dollars)

Government and Public Employees Retirement Plan (RREGOP)		51 966

Pension Plan of Management Personnel (PPMP) and Retirement Plan for Senior Officials (RPSO)		12 264

Other plans:
–	Teachers Pension Plan (TPP) and Pension Plan of Certain Teachers (PPCT)	11 034
–	Civil Service Superannuation Plan (CSSP)	3 550
–	Superannuation Plan for the Members of the Sûreté du Québec (SPMSQ)	3 898
–	Pension Plan of the Université du Québec (PPUQ)	3 420
–	Pension Plan of Peace Officers in Correctional Services (PPPOCS)	654
–	Pension Plan of the Judges of the Court of Québec and of Certain Municipal
	Courts (PPJCQM)	586
–	Pension Plan of the Members of the National Assembly (PPMNA)	196
–	Pension Plan for Federal Employees Transferred to Employment with the Gouvernement du Québec (PPFEQ)	148
–	Plans’ assets(1)	−4 412
Total for other plans		19 074
RETIREMENT PLANS LIABILITY		83 304

(1)	Plans’ assets, particularly those of the PPFEQ, SPMSQ and PPUQ.

E.36

[ ]	Annual retirement plans expenditure

Every year, the government also records its expenditure as an employer with regard to the retirement plans. This expenditure comprises two components:

—	the net cost of vested benefits, that is, the present value of retirement benefits that employees have accumulated for work performed during the year, net of contributions paid, i.e. $2 247 million in 2014-2015;

—	the amortization of revisions to the government’s actuarial obligations arising from previous updates of actuarial valuations, for a cost of $879 million in 2014-2015.

In 2014-2015, government spending in respect of the retirement plans thus stood at $3 126 million.

TABLE E.17

Spending in respect of the retirement plans
(millions of dollars)

2014-2015
Net cost of vested benefits	2 247
Amortization of revisions stemming from actuarial valuations	879
SPENDING IN RESPECT OF THE RETIREMENT PLANS	3 126

E.37

3.1.2	Retirement Plans Sinking Fund

The Retirement Plans Sinking Fund (RPSF) is an asset that was created in 1993 for the purpose of paying the retirement benefits of public and parapublic sector employees.

As at March 31, 2016, the RPSF’s book value is expected to be $59 737 million.

TABLE E.18

Change in the Retirement Plans Sinking Fund (RPSF)
(millions of dollars)

	Book value,			Imputed	Book value,
	beginning of year		Deposits	investment income	end of year
1993-1994	—		850	4	854
1994-1995	854		—	−5	849
1995-1996	849		—	74	923
1996-1997	923		—	91	1 014
1997-1998	1 095	(1)	—	84	1 179
1998-1999	1 179		944	86	2 209
1999-2000	2 209		2 612	219	5 040
2000-2001	5 040		1 607	412	7 059
2001-2002	7 059		2 535	605	10 199
2002-2003	10 199		900	741	11 840
2003-2004	11 840		1 502	862	14 204
2004-2005	14 204		3 202	927	18 333
2005-2006	18 333		3 000	1 230	22 563
2006-2007	22 437	(1)	3 000	1 440	26 877
2007-2008	26 877		3 000	1 887	31 764
2008-2009	31 749	(2)	2 100	2 176	36 025
2009-2010	36 025		—	2 175	38 200
2010-2011	38 200		2 000	2 065	42 265
2011-2012	42 265		1 000	2 087	45 352
2012-2013	45 352		1 000	1 992	48 344
2013-2014	48 344		1 000	1 989	51 333
2014-2015	51 333		1 500	2 430	55 263
2015-2016P	55 263		1 500	2 974	59 737

P:	Preliminary results.
(1)	These amounts take into account restatements arising from the government accounting reforms of 1997-1998 and 2006-2007.
(2)	This amount takes into account an adjustment arising from consideration of the expected average remaining service life (EARSL) of participants in the PPMP.

E.38

The information on the RPSF shown in the preceding table is based on the government’s accounting policies, which are in full compliance with generally accepted accounting principles (GAAP) for Canada’s public sector.

As at March 31, 2015, the market value of the RPSF was higher than its book value.

TABLE E.19

Book value and market value of the Retirement Plans Sinking Fund (RPSF)
as at March 31
(millions of dollars)

	Book value	Market value	Difference
1994-1995	849	831	18
1995-1996	923	954	−31
1996-1997	1 014	1 095	−81
1997-1998	1 179	1 321	−142
1998-1999	2 209	2 356	−147
1999-2000	5 040	5 703	−663
2000-2001	7 059	7 052	7
2001-2002	10 199	9 522	677
2002-2003	11 840	9 240	2 600
2003-2004	14 204	12 886	1 318
2004-2005	18 333	17 362	971
2005-2006	22 563	23 042	−479
2006-2007	26 877	28 859	−1 982
2007-2008	31 764	32 024	−260
2008-2009	36 025	25 535	10 490
2009-2010	38 200	29 559	8 641
2010-2011	42 265	35 427	6 838
2011-2012	45 352	38 222	7 130
2012-2013	48 344	42 562	5 782
2013-2014	51 333	49 034	2 299
2014-2015	55 263	57 432	−2 169

E.39

[ ]	Amounts deposited in the RPSF have no impact on the gross debt

The government issues bonds on financial markets in order to make deposits in the RPSF. Nevertheless, the amounts deposited in the RPSF do not affect the government’s gross debt.

Even though the borrowings contracted to make deposits increase the direct debt, these deposits in turn reduce the net retirement plans liability by the same amount. Therefore, the net impact on the gross debt is nil.

TABLE E.20

Illustration of the impact on the government’s gross debt of borrowing $1 billion on financial markets in order to deposit it in the RPSF(1)
(millions of dollars)

		Before	After
		deposit	deposit	Change
(A)	Consolidated direct debt	182 723	183 723	1 000
	Retirement plans liability	83 304	83 304	—
	Less: Book value of the RPSF	−55 263	−56 263	−1 000
(B)	Net retirement plans liability	28 041	27 041	−1 000
(C)	Net employee future benefits liability	131	131	—
(D)	Less: Generations Fund	−6 938	−6 938	—
(E)	GROSS DEBT (E = A + B + C + D)	203 957	203 957	—

(1)	This illustration is based on results as at March 31, 2015.

E.40

[ ]	A decline in debt service

Deposits in the RPSF entail a reduction in the government’s debt service. Indeed, the rates of return on funds managed by the Caisse de dépôt et placement du Québec (the Caisse) are generally higher than interest rates on Québec government bonds issued to finance deposits in the RPSF. Therefore, the income of the RPSF, which is applied against the government’s debt service, is usually higher than the additional interest charges that arise from new borrowings. This leads to a net decrease in the government’s debt service.

Since the RPSF was created, the return obtained by the Caisse has been higher than the cost of new borrowings by the government 17 years out of 22.

TABLE E.21

Comparison of the RPSF’s annual return and the Québec government’s borrowing costs
(per cent, on a calendar year basis)

				Difference
	Return of the RPSF		Cost of new borrowings(1)	(percentage points)
1994	−3.3	(2)	9.2	−12.5
1995	17.0		8.9	8.1
1996	16.1		7.7	8.4
1997	13.4		6.5	6.9
1998	10.4		5.8	4.6
1999	15.3		6.0	9.3
2000	7.2		6.5	0.7
2001	−4.7		6.1	−10.8
2002	−8.5		5.8	−14.3
2003	14.9		5.2	9.7
2004	11.4		5.0	6.4
2005	13.5		4.5	9.0
2006	13.5		4.6	8.9
2007	5.2		4.7	0.5
2008	−25.6		4.5	−30.1
2009	10.7		4.4	6.3
2010	13.4		4.1	9.3
2011	3.5		3.7	−0.2
2012	9.4		3.0	6.4
2013	12.6		3.3	9.3
2014	11.9		3.2	8.7
2015	8.3		2.4	5.9

(1)	The government’s borrowing costs correspond to the yield on 10-year maturity Québec bonds.
(2)	From February to December 1994.
Source: PC-Bond for the yield on 10-year maturity Québec bonds.

E.41

[ ]	A flexible deposit policy

In December 1999, as part of the agreement concluded for the renewal of its employees’ collective agreements, the government set the objective that the book value of the amounts accumulated in the RPSF would be equal, in 2020, to 70% of its actuarial obligations in regard to the retirement plans of public and parapublic sector employees.

However, the government has all the necessary flexibility in applying this policy. Deposits in the RPSF are made only when market conditions are favourable, particularly with respect to interest rates and market receptiveness to bond issues.

As at March 31, 2015, the RPSF’s book value represented 62% of the government’s actuarial obligations in regard to the retirement plans of public and parapublic sector employees. If deposits of $1 billion per year were made in the RPSF, the objective of 70% should be attained two years earlier than anticipated, i.e. in 2017-2018.

CHART E.15

RPSF in proportion to the government’s actuarial obligations regarding the retirement plans of public and parapublic sector employees
(per cent)

E.42

3.2	Generations Fund

The following table shows the book and market values of the Generations Fund since its creation. As at March 31, 2015, the market value of the Generations Fund was higher than its book value.

TABLE E.22

Book value and market value of the Generations Fund as at March 31
(millions of dollars)

	Book value	Market value	Difference
2006-2007(1)	584	576	8
2007-2008	1 233	1 147	86
2008-2009	1 952	1 598	354
2009-2010	2 677	2 556	121
2010-2011	3 437	3 524	−87
2011-2012	4 277	4 375	−98
2012-2013	5 238	5 550	−312
2013-2014	5 659	6 299	−640
2014-2015	6 938	8 182	−1 244

(1)	The first deposit in the Generations Fund was made on January 31, 2007.

Since the first deposit was made in the Generations Fund in January 2007, the return has been higher than the cost of new borrowings by the government eight years out of nine.

TABLE E.23

Comparison of the Generations Fund’s annual return and the Québec government’s borrowing costs
(per cent, on a calendar year basis)

	Return of the			Difference
	Generations Fund		Cost of new borrowings(1)	(percentage points)
2007	5.6	(2)	4.7	0.9
2008	−22.4		4.5	−26.9
2009	11.3		4.4	6.9
2010	12.3		4.1	8.2
2011	4.0		3.7	0.3
2012	8.4		3.0	5.4
2013	12.0		3.3	8.7
2014	11.7		3.2	8.5
2015	8.1		2.4	5.7

(1)	The government’s borrowing costs correspond to the yield on 10-year maturity Québec bonds.
(2)	Return realized from February to December 2007, given that the first deposit was made in the Generations Fund on January 31, 2007.
Source: PC-Bond for the yield on 10-year maturity Québec bonds.

E.43

3.3	Returns of the Caisse de dépôt et placement du Québec on funds deposited by the Ministère des Finances

In 2015, the return on funds deposited by the Ministère des Finances with the Caisse de dépôt et placement du Québec was 8.30% for the RPSF, 8.13% for the Generations Fund and 8.31% for the Accumulated Sick Leave Fund. The investment policy of these funds is presented in the box on page E.47.

TABLE E.24

Market value and return in 2015 on funds deposited with the Caisse de
dépôt et placement du Québec by the Ministère des Finances

		Market value as at
	Return	December 31, 2015
	(%)	($ million)
Retirement Plans Sinking Fund	8.30	59 307
Generations Fund	8.13	9 036
Accumulated Sick Leave Fund	8.31	1 018

3.3.1	Retirement Plans Sinking Fund

The RPSF posted a return of 8.30% in 2015. Its market value was $59 307 million as at December 31, 2015.

The assets of the RPSF are managed by the Caisse in accordance with an investment policy established by the Ministère des Finances in cooperation with the Caisse. This investment policy is established taking several factors into account, including 10-year return, standard deviation and correlation forecasts for various categories of assets, opportunities for investing in these assets and recommendations of the Caisse.

The investment policy of the RPSF consists of 34.75% fixed-income securities (bonds, real estate debt, etc.), 17.00% inflation-sensitive investments (real estate and infrastructure) and 48.25% equities. These weightings are similar to those used on average by the Caisse’s depositors as a whole.

E.44

TABLE E.25

Investment policy of the RPSF as at January 1, 2016
(per cent)

	Benchmark portfolio	Average benchmark portfolio
	of the RPSF	of depositors as a whole(1)
Fixed-income securities	34.75	34.8
Inflation-sensitive investments	17.00	17.1
Equities	48.25	48.1
TOTAL	100.00	100.0

(1)	Data as at December 31, 2014. Annual Report 2014 of the Caisse de dépôt et placement du Québec.

With its investment policy, the RPSF should generate an annual return of 6.45%. It is important to note that the RPSF’s investment policy is based on a long-term horizon and constitutes the benchmark portfolio for the Caisse. However, through active management, the Caisse adjusts the allocation of the RPSF’s assets, particularly to take fluctuations in the economic and financial situation into account.

E.45

3.3.2	Generations Fund

The Generations Fund posted a return of 8.13% in 2015. Its market value was $9 036 million as at December 31, 2015.

The assets of the Generations Fund are managed by the Caisse in accordance with an investment policy established by the Ministère des Finances in cooperation with the Caisse. This investment policy is established taking several factors into account, including 10-year return, standard deviation and correlation forecasts for various categories of assets, opportunities for investing in these assets and recommendations of the Caisse.

The investment policy of the Generations Fund consists of 40.0% fixed-income securities (bonds, real estate debt, etc.), 15.0% inflation-sensitive investments (real estate and infrastructure) and 45.0% equities.

TABLE E.26

Investment policy of the Generations Fund as at January 1, 2016
(per cent)

	Benchmark portfolio of the	Average benchmark portfolio
	Generations Fund	of depositors as a whole(1)
Fixed-income securities	40.0	34.8
Inflation-sensitive investments	15.0	17.1
Equities	45.0	48.1
TOTAL	100.0	100.0

(1)	Data as at December 31, 2014. Annual Report 2014 of the Caisse de dépôt et placement du Québec.

3.3.3	Accumulated Sick Leave Fund

The Accumulated Sick Leave Fund (ASLF) posted a return of 8.31% in 2015. Its market value was $1 018 million as at December 31, 2015.

The assets of the ASLF are managed by the Caisse in accordance with an investment policy established by the Ministère des Finances in cooperation with the Caisse. The ASLF’s investment policy is identical to that of the RPSF.

E.46

Comparison of investment policies

Investment policies as at January 1, 2016
(per cent)
			Average benchmark
	RPSF and	Generations	portfolio
Specialized portfolios	ASLF	Fund	of depositors as a whole(1)
Short-Term Investments	1.00	1.00	1.1
Bonds	28.75	34.00	27.2
Long-Term Bonds	0.00	0.00	1.0
Real Estate Debt	5.00	5.00	5.5
Total – Fixed Income	34.75	40.00	34.8
Real Return Bonds	0.00	0.00	0.5
Infrastructure	6.00	5.50	4.9
Real Estate	11.00	9.50	11.7
Total – Inflation-Sensitive
Investments	17.00	15.00	17.1
Public Equity(2)	35.75	34.50	36.7
Private Equity	12.50	10.50	11.4
Total – Equity	48.25	45.00	48.1
TOTAL	100.00	100.00	100.0

RPSF: Retirement Plans Sinking Fund.
ASLF: Accumulated Sick Leave Fund.
(1)	Data as at December 31, 2014, from Annual Report 2014 of the Caisse de dépôt et placement du Québec.
(2)	Since January 1, 2016, the Caisse has grouped its Public Equity portfolios into a global portfolio including several mandates (35% Global Quality Equity, 25% Canada, 20% Alternative weightings, 15% Growth Markets and 5% Relationship investing).

E.47

3.4	Interest on the retirement plans liability

The government records an interest charge on the retirement plans liability. This stems from the fact that, historically, it decided to manage its contributions to the retirement plans of its employees internally rather than have an external fund manage them. This reduced borrowings on financial markets and growth in the direct debt. On the other hand, the commitments in respect of the retirement plans of government employees are shown as a liability and the government must record an interest charge calculated on the value of the actuarial obligations in respect of these plans. However, the investment income of the RPSF must be subtracted from this amount. The interest charge on the retirement plans liability is included in the government’s debt service.

TABLE E.27

Interest on the retirement plans liability
(millions of dollars)

2014-2015
Interest on the actuarial obligations relating to the retirement plans(1)	5 591
Less: Investment income of the RPSF	−2 430
INTEREST ON THE RETIREMENT PLANS LIABILITY	3 161

(1)	Net of the income of specific funds of the plans.

The returns realized by the Caisse on the RPSF are taken into account in the government’s balance sheet and results by applying the accounting policy in compliance with generally accepted accounting principles (GAAP).

When determining a government’s retirement benefit liability and expense, plan assets would be valued at market-related values. Under this method, plan assets are recorded at market value or they are adjusted to market value over a period not to exceed five years. Values adjusted to market closely approximate current economic value in a manner that can minimize short-term fluctuations. Market-related values would be used because they are objective and verifiable. Once a basis of valuation is chosen it would be applied consistently.6

________________

[6]	CHARTERED PROFESSIONAL ACCOUNTANTS OF CANADA, CPA Canada Public Sector Accounting Handbook, Section PS 3250, paragraph .035.

E.48

Under the accounting policy, the "adjusted market value" of the RPSF is adjusted every year based on realized returns. If, for a given year, the realized return differs from the anticipated long-term return, the difference between the two is spread over five years. All other things being equal, this means that the adjusted market value and the market value will converge over a five-year period. It is important to note that this method is applied when returns are higher than expected as well as when they are lower.7

In addition, the differences between the realized and expected return, which are spread over five years, are taken into account in RPSF income by amortizing them over a period of about 14 years, that is, the expected average remaining service life (EARSL) of retirement plan participants.8 This amortization mechanism and the period used are prescribed by GAAP.9

_____________________

[7]	Before the accounting reform of 2007, the value of the RPSF was adjusted only once every three years, that is, when actuarial valuations were carried out. Since the reform, it is adjusted every year.
[8]

As with recognition of the retirement plans liability, the RPSF accounting method draws a distinction between the Pension Plan of Management Personnel (PPMP) and the other plans. The EARSL under the PPMP is 10 years compared with 15 years under the other plans.

[9]

“…actuarial gains and losses should be amortized to the liability or asset and the related expense in a systematic and rational manner over the expected average remaining service life of the related employee group.” CHARTERED PROFESSIONAL ACCOUNTANTS OF CANADA, CPA Canada Public Sector Accounting Handbook, Section PS 3250, paragraph .062. For the purposes of retirement assets, CPA Canada defines actuarial gains (losses) as changes in the value of plan assets that are caused notably by variances between actual results and projected results.

E.49

4.	CREDIT RATINGS

4.1	The Québec government’s credit ratings

A borrower’s credit rating measures its capacity to pay the interest on its debt and repay the principal at maturity. To establish the credit rating of a borrower like the Québec government, credit rating agencies analyze a series of economic, fiscal and financial factors. Among the main factors are the size, structure and vitality of the economy, the situation on the labour market, fiscal competitiveness, the public finance situation and indebtedness.

To express the quality of a borrower’s credit, credit rating agencies use rating scales, namely, a scale for long-term debt and a scale for short-term debt.

E.51

The following table shows the rating scales used by agencies for long-term debt. The current credit ratings for Québec are indicated in bold.

TABLE E.28

Credit rating scales for long-term debt

		Standard &			Japan Credit
Definition	Moody’s	Poor’s	DBRS	Fitch	Rating Agency
Extremely strong capacity to pay interest and repay principal.	Aaa	AAA	AAA	AAA	AAA
Very strong capacity to pay interest and repay principal.	Aa1	AA+	AA (high)	AA+	AA+
	Aa2	AA	AA	AA	AA
	Aa3	AA−	AA (low)	AA−	AA−
Strong capacity to pay interest and repay principal, despite greater sensitivity to economic conditions than levels AAA and AA.	A1	A+	A (high)	A+	A+
	A2	A	A	A	A
	A3	A−	A (low)	A−	A−
Adequate capacity to pay interest and repay principal. Difficult economic conditions may reduce this capacity.	Baa1	BBB+	BBB (high)	BBB+	BBB+
	Baa2	BBB	BBB	BBB	BBB
	Baa3	BBB−	BBB (low)	BBB−	BBB−
Uncertain capacity to pay interest and repay principal, particularly under difficult economic conditions.	Ba1	BB+	BB (high)	BB+	BB+
	Ba2	BB	BB	BB	BB
	Ba3	BB−	BB (low)	BB−	BB−
Very uncertain capacity to pay interest and repay principal, particularly under difficult economic conditions.	B1	B+	B (high)	B+	B+
	B2	B	B	B	B
	B3	B−	B (low)	B−	B−

E.52

Agencies add an "outlook" to the rating that indicates the trend the credit rating may follow in the future. The outlook may be positive, stable or negative. In the case of Québec, all of the agencies assign a "stable" outlook to its credit rating, except for Fitch which has assigned a "negative" outlook since December 2013, following the postponement of the return to a balanced budget to 2015-2016, announced in November 2013.

TABLE E.29

The Québec government’s credit ratings

Credit rating agency	Credit rating	Outlook
Moody’s	Aa2	Stable
Standard & Poor’s (S&P)	A+	Stable
DBRS	A (high)	Stable
Fitch	AA−	Negative(1)
Japan Credit Rating Agency (JCR)	AA+	Stable

(1)	Fitch has assigned a “negative” outlook to Québec’s credit rating since December 2013, following the postponement of the return to a balanced budget to 2015-2016, announced in November 2013.

E.53

The following table shows the rating scales used by agencies for short-term debt. The current credit ratings for Québec are indicated in bold.

TABLE E.30

Credit rating scales for short-term debt(1)

Standard &
Definition	Moody’s	Poor’s	DBRS	Fitch
Very strong capacity to pay interest and repay principal over the short term.	P−1	A−1+	R−1 (high)	F1+
R−1 (middle)
		A−1		F1
R−1 (low)
Very adequate capacity to pay interest and repay principal over the short term, despite greater sensitivity to economic conditions than the upper level.	P−2	A−2	R−2 (high)	F2
Adequate capacity to pay interest and repay principal over the short term. Difficult economic conditions may reduce this capacity.			R−2 (middle)
	P−3	A−3	R−2 (low)	F3

R−3
Uncertain capacity to pay interest and repay principal over the short term. Securities in this category are considered speculative securities.		B−1
	Not Prime(2)	B−2	R−4	B
		B−3	R−5	C
C
Incapacity to pay interest and repay principal over the short term. Securities in this category are considered default securities.
	Not Prime(2)	D	D	D

(1)	JCR does not assign a short-term credit rating to Québec.
(2)	Moody’s uses the "Not Prime" category for all securities not included in the upper categories.

E.54

[ ]	Change in Québec’s credit ratings

The following charts show the change in the Québec government’s credit ratings. The credit ratings for 2016 are those in effect as at March 7, 2016.

CHART E.16

Credit rating assigned to Québec by Moody’s

CHART E.17

Credit rating assigned to Québec by Standard & Poor’s

E.55

CHART E.18

Credit rating assigned to Québec by DBRS

(1)	The credit rating was raised from A (low) to A on June 14, 2000.

CHART E.19

Credit rating assigned to Québec by Fitch

Note: Fitch has assigned Québec a credit rating since 2002.

E.56

CHART E.20

Credit rating assigned to Québec by JCR

E.57

4.2	Comparison of the credit ratings of the Canadian provinces

The following charts show the credit ratings of the Canadian provinces as at March 7, 2016. No chart is given for JCR since Québec is the only province that receives a credit rating from that agency.

CHART E.21

Credit rating of the Canadian provinces – Moody’s

(1) Negative outlook.

CHART E.22

Credit rating of the Canadian provinces – Standard & Poor’s

(1)	Negative outlook.

E.58

CHART E.23

Credit rating of the Canadian provinces – DBRS

(1)	Negative outlook.

CHART E.24

Credit rating of the Canadian provinces – Fitch

Note:	British Columbia, Saskatchewan, Ontario and Québec are the only provinces that receive credit ratings from this agency.
(1)	Negative outlook.

E.59